FOR IMMEDIATE RELEASE News Announcement

Patriot Capital Funding Reports 2008 Second Quarter Results

WESTPORT, CT – August 5, 2008 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) (“Patriot Capital Funding” or the “Company”), a specialty finance company providing flexible financing solutions to private equity sponsors focused on making investments in small- to mid-sized companies, today announced results for the three- and six-month periods ended June 30, 2008.

2008 Second Quarter Summary

•	Total investment income of $10.7 million

•	Net investment income of $6.4 million, or $0.31 per basic and diluted share

•	Net income of $3.7 million, or $0.18 per basic and diluted share

•	Net asset value per share of common stock at June 30, 2008 was $10.08, versus $10.22 at March 31, 2008

Portfolio Activity

During the 2008 second quarter, we provided a $2.0 million senior secured term loan to Custom Direct, Inc., an existing portfolio company.

In addition, during the 2008 second quarter:

•	We received proceeds of $15.3 million in conjunction with the full repayment of a revolving line of credit and a senior secured term loan in Cheeseworks, Inc.

•	We received proceeds of $10.7 million in connection with the full repayment of senior secured term loans in Innovative Concepts in Entertainment, Inc.

•	We received $1.0 million in proceeds from the recapitalization of Encore Legal Solutions, Inc., which partially repaid our subordinated debt investment. In conjunction with the recapitalization, we converted the remainder of our subordinated debt investment into equity ownership. Subsequent to the conversion, Patriot Capital Funding’s equity interest exceeds 25%.

Subsequent to the 2008 second quarter:

•	We funded a $2.0 million senior secured term loan debt investment in Cengage Learning Acquisitions, Inc., a marketer of highly customized learning solutions.

•	We funded a $1.1 million equity investment in Nupla Corporation (“Nupla”), a manufacturer and marketer of professional high-grade fiberglass-handled striking and digging tools, to support its acquisition of Hisco, Inc. Nupla is an existing portfolio company and subsequent to this investment, Patriot Capital Funding’s equity interest exceeds 25%.

•	We funded a $5.5 million debt investment, comprised of a senior secured revolving line of credit and a secured term loan in L.A. Spas, Inc., an existing portfolio company.

“During the 2008 second quarter, we once again elected not to initiate any new portfolio investments in our core lower middle market as a result of unfavorable market conditions and a scarcity of attractive transactions. While the pipeline of potential transactions is beginning to improve, because of competitive forces we are not that optimistic about returning to a more consistent pattern of closing proprietary investments until 2009,” stated Patriot Capital Funding President and Chief Executive Officer Richard Buckanavage.

“In the interim, in an effort to offset sluggish deployment in our core market, we will continue to deploy capital in the syndicated debt markets. While new financings were scarce, we again continued to demonstrate our commitment to the lower middle market by closing two add-on investments subsequent to quarter-end for two existing portfolio companies.

“Given the weakness in the U.S. economy, we are pleased that credit quality in our loan portfolio remained essentially flat, with a weighted average risk rating of 2.08 at June 30, 2008, compared to 2.12 and 2.11 at March 31, 2008 and December 31, 2007, respectively. In this regard we maintain over 75 percent of our investments in the top two ratings categories and the fair value of the loan portfolio is more than 95 percent of cost,” concluded Mr. Buckanavage.

We recorded net unrealized depreciation on our investments in the amount of approximately $3.4 million during the 2008 second quarter. A portion of this amount, approximately $217,000, resulted from quoted market prices on our syndicated loan portfolio, and approximately $3.6 million resulted from a decline in cash flows of our portfolio companies, both of which were partially offset by approximately $452,000 of unrealized appreciation, which resulted from the adoption of Statement of Financial Accounting Standards No. 157 – Fair Value Measurements (“SFAS 157”).

Portfolio Yield

The weighted average yield on all of our debt investments for the three months ended June 30, 2008 was 12.3%, compared to 12.4% for the three months ended June 30, 2007. The weighted average balance of our debt investment portfolio for the three months ended June 30, 2008 was $337.3 million, compared to $283.2 million for the three months ended June 30, 2007.

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At June 30, 2008, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $68.0 million (22.2% of the total portfolio).
Investment Rating 2 investments totaled $162.2 million (53.0% of the total portfolio).
Investment Rating 3 investments totaled $62.8 million (20.5% of the total portfolio).
Investment Rating 4 investments totaled $9.3 million (3.0% of the total portfolio).
Investment Rating 5 investments totaled $3.9 million (1.3% of the total portfolio).

Subsequent to June 30, 2008, we placed one of our portfolio companies on non-accrual status. We received approximately $545,000 of investment income from such portfolio company during the six months ended June 30, 2008.

Liquidity and Capital Resources

At June 30, 2008, we had cash and cash equivalents of $1.1 million, total assets of $335.1 million and net assets of $208.6 million. We had $116.1 million of borrowings outstanding at June 30, 2008 under our $225 million securitization revolving credit facility. At June 30, 2008, the interest rate on our securitization revolving credit facility was 4.5%, up from 4.1% at March 31, 2008, but down from 6.2% at December 31, 2007. Our regulatory asset coverage was 280%, up from 248% at March 31, 2008 and 234% at December 31, 2007. We are required to maintain regulatory asset coverage of at least 200%.

In light of the current turmoil in the credit markets and uncertainty in the capital markets, we have taken a number of steps over the last several months to help ensure the continued availability of liquidity. First, we increased the borrowing availability under our securitization revolving credit facility from $175 million to $225 million in April 2008. Second, we obtained stockholder approval at our 2008 annual meeting of stockholders to (i) issue securities to subscribe to, convert to, or purchase shares of common stock and (ii) sell shares of our common stock below the then current net asset value per share. Although we believe that these measures should provide us with sufficient sources of liquidity to support our operations and continued growth, we cannot provide any assurance that these measures will be sufficient given the current state of the debt and equity markets. If we are unable to access debt or equity capital, our ability to grow our investment portfolio may be limited, which may, in turn, limit our ability to make distributions to our stockholders at a specified level or to increase the amount of these distributions from time to time.

Dividend Information

On August 1, 2008, we announced that our board of directors had declared a cash dividend of $0.33 per share for the third quarter of 2008. The dividend is payable as follows:

Record date: September 12, 2008
Payment date: October 15, 2008

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2008 Second Quarter Conference Call/Webcast Information
Conference Call:	Today – August 5, 2008 at 10:30 a.m. EDT
Dial-in Number:	800/925-4216
Call Replay Until:	August 7, 2008 at 12:30 p.m. EDT
Replay Number:	800/633-8284
Replay Access Code:	21389673
Webcast:	www.patcapfunding.com
Web Replay:	30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of generally up to $3.0 million and, to a lesser extent, investments in broadly syndicated loans.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Patriot Capital Funding, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (cost of $227,867,732 – 2008,
$294,686,727 - 2007)	$218,344,290	$290,225,759
Affiliate investments (cost of $87,868,751 – 2008, $86,577,905 – 2007)	80,800,446	85,171,605
Control investments (cost of $23,517,554 – 2008, $6,980,389 – 2007)	23,265,964	9,328,389

Total investments	322,410,700	384,725,753
Cash and cash equivalents	1,102,733	789,451
Restricted cash	7,963,276	10,487,202
Interest receivable	1,357,563	1,758,954
Other assets	2,264,347	617,448

TOTAL ASSETS	$335,098,619	$398,378,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$116,100,000	$164,900,000
Interest payable	467,998	821,124
Dividends payable	6,831,820	6,814,650
Accounts payable, accrued expenses and other	3,077,175	4,245,350

TOTAL LIABILITIES	126,476,993	176,781,124

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, $.01 par value, 49,000,000 shares authorized;
20,702,485 and 20,650,455 shares issued and outstanding at
June 30, 2008 and December 31, 2007, respectively	207,024	206,504
Paid-in capital	234,624,380	233,722,593
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(3,266,523)	(2,824,651)
Net realized loss on investments	(3,605,132)	(3,171,365)
Net unrealized depreciation on interest rate swaps	(545,582)	(762,365)
Net unrealized depreciation on investments	(16,880,480)	(3,660,971)

TOTAL STOCKHOLDERS’ EQUITY	208,621,626	221,597,684

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$335,098,619	$398,378,808

NET ASSET VALUE PER COMMON SHARE	$10.08	$10.73

Patriot Capital Funding, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
INVESTMENT INCOME
Interest and dividends:
Non-control/non-affiliate investments	$7,133,671	$7,535,657	$15,432,004	$15,114,605
Affiliate investments	2,498,499	1,214,881	5,012,922	1,834,114
Control investments	499,659	—	678,125	—

Total interest and dividend income	10,131,829	8,750,538	21,123,051	16,948,719

Fees:
Non-control/non-affiliate investments	69,389	188,099	238,086	569,725
Affiliate investments	37,787	111,174	76,448	124,403
Control investments	35,000	—	41,250	—

Total fee income	142,176	299,273	355,784	694,128

Other investment income:
Non-control/non-affiliate investments	242,388	39,842	282,243	424,129
Control investments	138,026	—	138,026	—

Total other investment income	380,414	39,842	420,269	424,129

Total Investment Income	10,654,419	9,089,653	21,899,104	18,066,976

EXPENSES
Compensation expense	1,107,324	1,331,965	2,605,499	2,551,498
Interest expense	1,925,230	1,642,509	3,984,753	3,148,721
Professional fees	408,204	106,044	670,731	413,671
General and administrative expense	794,963	617,427	1,433,523	1,216,100

Total Expenses	4,235,721	3,697,945	8,694,506	7,329,990

Net Investment Income	6,418,698	5,391,708	13,204,598	10,736,986

NET REALIZED GAIN AND LOSS AND NET UNREALIZED APPRECIATION (DEPRECIATION)
Net realized gain (loss) on investments – non-control/non- affiliate	5,783	77,934	(83,767)	84,101
Net realized loss on investments – control	(350,000)	—	(350,000)	—
Net unrealized depreciation on investments – non-control/non-affiliate	(2,218,615)	(296,850)	(8,629,899)	(364,950)
Net unrealized appreciation (depreciation) on investments – affiliate	(3,070,018)	324,600	(5,662,008)	477,800
Net unrealized appreciation on investments – control	1,920,398	—	1,072,398	—
Net unrealized appreciation on interest rate swaps	969,634	185,472	216,783	122,144

Net Realized Gain (Loss) and Net Unrealized Appreciation (Depreciation)	(2,742,818)	291,156	(13,436,493)	319,095

NET INCOME (LOSS)	$3,675,880	$5,682,864	$(231,895)	$11,056,081

Earnings (loss) per share, basic	$0.18	$0.31	$(0.01)	$0.62

Earnings (loss) per share, diluted	$0.18	$0.31	$(0.01)	$0.61

Weighted average shares outstanding, basic	20,693,337	18,246,987	20,671,896	17,891,914

Weighted average shares outstanding, diluted	20,693,337	18,466,510	20,671,896	18,111,437

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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